Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-21735, No. 333-50293 and 333-131692) of KSW, Inc. of our report dated March 23, 2009, relating to the consolidated financial statements as of December 31, 2008 and for the years ended December 31, 2008 and 2007, which are included in this Annual Report on Form 10-K.

/s/ J.H. Cohn LLP
White Plains, New York
March 19, 2010